EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012, accompanying the financial statements of Trimol Group, Inc. to be contained in the Annual Report on Form 10-K (the “10-K”) for Trimol Group, Inc., a Delaware corporation, for its fiscal year ended December 31, 2011. We consent to the use of the aforementioned report in the 10-K and to the use of our name as it appears therein.

/s/ Paritz & Company, P.A.
PARITZ & COMPANY, P.A.
Certified Public Accountants

Dated: March 30, 2012